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Hiland Holdings GP, LP

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Hiland Partners, LP and Hiland Holdings GP, LP Announce Increase in Offered Merger Consideration by Harold Hamm
     ENID, OKLAHOMA, October 26, 2009—Hiland Partners, LP (Nasdaq: HLND) and Hiland Holdings GP, LP (Nasdaq: HPGP) announced today that Harold Hamm has proposed to increase the merger consideration to be received by the common unitholders of each of Hiland Partners and Hiland Holdings in the proposed mergers of Hiland Partners and Hiland Holdings with affiliates of Mr. Hamm.
     Mr. Hamm, on behalf of certain of his affiliates, today delivered to the Hiland Partners conflicts committee a proposal to amend the merger agreement with Hiland Partners to increase the merger consideration from $7.75 to $10.00 per common unit in cash. Additionally, Mr. Hamm, on behalf of certain of his affiliates, delivered to the Hiland Holdings conflicts committee a proposal to amend the merger agreement with Hiland Holdings to increase the merger consideration from $2.40 to $3.20 per common unit in cash.
     In order to allow the Hiland Partners and Hiland Holdings conflicts committees and boards additional time to consider the offers, Mr. Hamm also proposed that each merger agreement immediately be amended to extend its end date to November 6, 2009. Mr. Hamm indicated that, if his proposals are accepted, he expects that the end date under each merger agreement would be further extended as necessary to consummate the transactions.
     Based on these developments, each of Hiland Partners and Hiland Holdings anticipates that its board of directors will adjourn its respective special meetings of unitholders scheduled for October 27, 2009, to allow the boards and the conflicts committees additional time to evaluate the proposals.
     A copy of each proposal letter is attached to this press release.
     The Hiland Partners special meeting is scheduled for October 27, 2009 at 10:30 a.m., central time, and the Hiland Holdings special meeting is scheduled for October 27, 2009 at 9:00 a.m., central time. Each special meeting will be held at 302 N. Independence, Ball Room, Second Floor, Enid, Oklahoma 73701.
About the Hiland Companies
     Hiland Partners, LP is a publicly traded midstream energy partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas, and fractionating, or separating, and marketing of natural gas liquids, or NGLs. Hiland Partners, LP also provides air compression and water injection services for use in oil and gas secondary recovery operations. Hiland Partners, LP’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of fifteen natural gas gathering systems with approximately 2,147 miles of gathering pipelines, six natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. Hiland Partners, LP’s compression assets consist of two air compression facilities and a water injection plant.

     Hiland Holdings GP, LP owns the two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.
Forward-Looking Statements
     This press release includes certain statements concerning expectations for the future that are forward-looking statements, including statements about the intention of the respective boards of directors of Hiland Partners and Hiland Holdings to adjourn the special meetings and the potential amendments to each of the merger agreements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the definitive joint proxy statement filed by Hiland Partners and Hiland Holdings, in Hiland Partners’ and Hiland Holdings’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Any such forward looking statements are made as of the date of this press release and neither Hiland Partners nor Hiland Holdings undertakes any obligation to update or revise any such forward-looking statements to reflect new information or events.

Contacts:	Derek Gipson, Director — Business Development and Investor Relations Hiland Partners, LP (580) 242-6040

October 26, 2009
Conflicts Committee of the Board of Directors
Hiland Partners GP, LLC
As general partner of Hiland Partners, LP
205 West Maple, Suite 1100
Enid, Oklahoma 73701
Members of the Conflicts Committee:
     I hereby propose to amend the Agreement and Plan of Merger, dated June 1, 2009 (the “Merger Agreement”), among certain of my affiliates and Hiland Partners, LP (the “Partnership”) to increase the cash merger consideration to $10.00 per common unit from $7.75 per common unit.
     I am concurrently delivering a letter to the conflicts committee of the board of directors of the general partner of Hiland Holdings GP, LP (“HPGP”) proposing to amend the HPGP merger agreement to increase the cash merger consideration to $3.20 per common unit from $2.40 per common unit.
     To allow the Conflicts Committee and the Board of Directors time to consider my revised offer, I also hereby propose that Section 7.1(b)(i) of the Merger Agreement be promptly amended to extend the “End Date” to November 6, 2009. If my proposal to increase the cash merger consideration is accepted, I would expect that the End Date would be further extended as necessary to consummate the transactions.
     Except as revised herein, the terms of my proposal remain as set forth in the Merger Agreement. This proposal is non-binding until appropriate changes are agreed to in the Merger Agreement to reflect the terms contained in this letter. I expect to make appropriate filings on Schedule 13D disclosing the revision to my proposals with respect to the Partnership and HPGP promptly after delivery of this letter.
     I remain of the view that a going-private transaction is the best strategic alternative currently available to the Partnership to maximize unitholder value during a time of significant market and industry turmoil. Should you have any questions, please do not hesitate to contact me.

Sincerely,
/s/ Harold Hamm

Harold Hamm

cc:	Edward D. Doherty Michael L. Greenwood Rayford T. Reid Joseph Griffin Matthew S. Harrison

October 26, 2009
Conflicts Committee of the Board of Directors
Hiland Partners GP Holdings, LLC
As general partner of Hiland Holdings GP, LP
205 West Maple, Suite 1100
Enid, Oklahoma 73701
Members of the Conflicts Committee:
     I hereby propose to amend the Agreement and Plan of Merger, dated June 1, 2009 (the “Merger Agreement”), among certain of my affiliates and Hiland Holdings GP, LP (the “Partnership”) to increase the cash merger consideration to $3.20 per common unit from $2.40 per common unit.
     I am concurrently delivering a letter to the conflicts committee of the board of directors of the general partner of Hiland Partners, LP (“HLND”) proposing to amend the HLND merger agreement to increase the cash merger consideration to $10.00 per common unit from $7.75 per common unit.
     To allow the Conflicts Committee and the Board of Directors time to consider my revised offer, I also hereby propose that Section 7.1(b)(i) of the Merger Agreement be promptly amended to extend the “End Date” to November 6, 2009. If my proposal to increase the cash merger consideration is accepted, I would expect that the End Date would be further extended as necessary to consummate the transactions.
     Except as revised herein, the terms of my proposal remain as set forth in the Merger Agreement. This proposal is non-binding until appropriate changes are agreed to in the Merger Agreement to reflect the terms contained in this letter. I expect to make appropriate filings on Schedule 13D disclosing the revision to my proposals with respect to the Partnership and HLND promptly after delivery of this letter.
     I remain of the view that a going-private transaction is the best strategic alternative currently available to the Partnership to maximize unitholder value during a time of significant market and industry turmoil. Should you have any questions, please do not hesitate to contact me.

Sincerely,
/s/ Harold Hamm

Harold Hamm

cc:	Edward D. Doherty Michael L. Greenwood Rayford T. Reid Joseph Griffin Matthew S. Harrison